Exhibit 99.2

LAZARD ANNOUNCES CLOSING OF SENIOR NOTES OFFERING AND
DELIVERY OF NOTICE OF REDEMPTION BY LAZARD GROUP LLC

NEW YORK, March 11, 2019 – Lazard Ltd (NYSE: LAZ) announced today that its subsidiary Lazard Group LLC (“Lazard Group”) has completed its previously announced offering of $500 million aggregate principal amount of 4.375% Senior Notes due 2029 (the “Notes”). The Notes were issued by Lazard Group and were offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The Notes are senior unsecured obligations of Lazard Group.

Lazard Group previously announced its intention to use a portion of the net proceeds from the Notes offering to repurchase or redeem any and all of its outstanding 4.250% Senior Notes due November 14, 2020 (the “2020 Notes”), and to pay fees and expenses related to the foregoing, and to use the remaining amount for general corporate purposes, including potential repurchases of shares of Lazard Ltd’s Class A common stock.  The previously announced Tender Offer expired today at 5:00 p.m. (New York City time).  In that regard, Lazard Ltd previously announced the commencement of a cash tender offer (the “Tender Offer”) by Lazard Group for any and all of the 2020 Notes, and Lazard Ltd announced today that Lazard Group delivered today to the holders of the 2020 Notes a notice of redemption to redeem any and all of the 2020 Notes not purchased in the Tender Offer. All of the remaining then outstanding 2020 Notes will be redeemed on April 10, 2019 at a make-whole redemption price, calculated in accordance with the indenture governing the 2020 Notes.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the securities described herein.  The Tender Offer was made solely by means of the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery dated March 5, 2019.  The Tender Offer is void in all jurisdictions where it is prohibited.  In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to have been made on behalf of Lazard Group by the dealer managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology.  These statements are only predictions based on our current expectations and projections about future events, many of which, by their nature, are inherently uncertain and outside of our control.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also discussed from time to time in our reports on Forms 10‑Q and 8-K, including the following:

●	A decline in general economic conditions or the global or regional financial markets;

●	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management;

●	Losses caused by financial or other problems experienced by third parties;

●	Losses due to unidentified or unanticipated risks;

●	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

●	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements.  Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

LAZ-CPE

Media contact:	Investor contact:
Judi Frost Mackey, +1 212 632 1428	Alexandra Deignan, +1 212-632-6886
judi.mackey@lazard.com	alexandra.deignan@lazard.com